EXHIBIT 9
                                                                       ---------


PRIMEWEST ENERGY TRUST 2002 QUARTERLY REPORT TO THE UNITHOLDERS

                                          FOR THE SIX MONTHS ENDED JUNE 30, 2002

PRIMEWEST 2

--------------------------------------------------------------------------------
CALGARY, JULY 29, 2002 (TSX: PWI.UN; PWX) -- PRIMEWEST ENERGY TRUST (PRIMEWEST) TODAY ANNOUNCED UNAUDITED INTERIM OPERATING AND FINANCIAL RESULTS FOR THE SECOND QUARTER.
--------------------------------------------------------------------------------
PRIMEWEST ENERGY TRUST PRODUCTION VOLUMES IN TARGET RANGE
FOR QUARTER, CASH FLOW $0.31 PER TRUST UNIT

SECOND QUARTER HIGHLIGHTS

- Cash flow from operations of $40.2 million ($0.31 per unit) compared to $48.3 million for the first quarter, reflecting lower volumes and increased royalties for the second quarter. Distributions remained unchanged from the first quarter at $0.30 per unit. This level of distribution represents a 17% cash-on-cash yield based on the July 26th closing price of $6.90.

- Production averaged 29,559 barrels of oil equivalent per day (BOE/day) for the second quarter, within the target range of 29,000 - 30,000 BOE/day, but 6% below the first quarter result. Scheduled turnarounds for facility maintenance and new well tie-ins as well as unplanned outages at certain non-operated facilities contributed to the decrease.

- Operating expenses increased to $5.44 per BOE for the quarter compared to $5.10 per BOE for the first quarter. Lower volumes and turnaround maintenance expenses led to the increase.

- Royalty expenses increased to $14.6 million in the second quarter from $10.7 million in the first quarter, reflecting higher operating revenues before hedging gains. Also, the first quarter benefited from a one-time $1.8 million mineral tax adjustment.

- Net debt increased to $240.9 million at June 30, 2002 from $234.4 million at March 31, 2002. Capital expenditures of $12.4 million were partially offset by proceeds from the Distribution Reinvestment and Optional Trust Unit Purchase programs. The debt-to-cash flow ratio increased to 1.5 times at June 30 compared to 1.2 times at March 31.

"Production volumes were lower in the second quarter, reflecting several scheduled maintenance outages combined with several third party processing outages," said Don Garner, President and Chief Operating Officer. "Based on the success of our development program, we remain confident that we will meet our target of 29,000 - 30,000 BOE/day average production for the full year 2002."


CASH FLOW RECONCILIATION (THOUSANDS)

                  First quarter cash flow                               $48,301
                      Production volume                                  (3,531)
                      Commodity price                                    15,762
                      Hedging gain                                      (16,736)
                      Royalty expense                                    (3,900)
                      Other                                                 330
                                                                        -------
                 Second quarter cash flow                               $40,226
                                                                        =======

[GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
WE ARE ONE OF NORTH AMERICA'S LARGEST CONVENTIONAL OIL AND GAS ROYALTY TRUSTS. WE MANAGE PRIMEWEST CAREFULLY FOR THE ONGOING BENEFIT OF OUR UNITHOLDERS, AND IN DOING SO ARE GUIDED BY THE OPERATING PRINCIPLE OF RESPONSIBLE STEWARDSHIP. OUR MAIN OBJECTIVE IS TO DELIVER PREDICTABLE AND SUSTAINABLE CASH DISTRIBUTIONS MONTHLY, WITHIN THE CONTEXT OF A COMMODITY-BASED BUSINESS ENVIRONMENT.

PRIMEWEST ENERGY TRUST
FINANCIAL & OPERATING HIGHLIGHTS

2                                              [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
FINANCIAL HIGHLIGHTS
(THOUSANDS OF DOLLARS EXCEPT PER-BOE AND PER-TRUST-UNIT AMOUNTS)

                                                THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Net revenue                             $62,198        $69,442       $87,974       $131,640        $144,964
  Per BOE                                 23.13          24.60         27.35          23.88           30.62
Cash flow from operations                40,226         48,301        61,825         88,527         105,359
  Per BOE                                 14.95          17.11         19.22          16.06           22.25
Royalty expense                          14,566         10,666        27,650         25,232          43,301
  Per BOE                                  5.41           3.78          8.59           4.58            9.14
Operating expenses                       14,639         14,393        15,704         29,033          24,044
  Per BOE                                  5.44           5.10          4.88           5.27            5.08
G&A expenses       - Cash                 2,915          2,635         2,795          5,549           5,068
                      Per BOE              1.08           0.93          0.87           1.01            1.07
                   - Non-cash             1,623          5,351         2,294          6,973           7,489
                      Per BOE              0.60           1.90          0.71           1.26            1.58
Management fees    - Cash                 1,264          1,418         1,862          2,682           3,131
                      Per BOE              0.47           0.50          0.58           0.49            0.66
                   - Non-cash               485            479           528            965           1,011
                      Per BOE              0.18           0.17          0.16           0.17            0.21
Cash distributed to unitholders          38,418         38,131        70,288         76,548         111,072
  Per Trust Unit                           0.30           0.30          0.66           0.60            1.26
Cash flow from operations
  Per Trust Unit                           0.31           0.37          0.58           0.69           1.19
Net debt (1)                            240,913        234,415       290,233        240,913         290,233
  Per Trust Unit                           1.79           1.77          2.40           1.79            2.40

(1) NET DEBT IS LONG-TERM DEBT PLUS NEGATIVE WORKING CAPITAL.

OPERATING HIGHLIGHTS

                                                THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Daily sales volumes
   Natural gas (MMCF/DAY)              111.09         113.31        127.72          112.19         88.86
   Crude oil (BBLS/DAY)                 8,990         10,244        11,453           9,614         9,233
   Natural gas liquids (BBLS/DAY)       2,055          2,240         2,614           2,147         2,117
   Total (BOE/DAY)                     29,559         31,370        35,353          30,460        26,160
Prices (CDN $)
   Natural gas ($/MCF)                   4.47           4.57          6.21            4.52          7.37
   Crude oil ($/BBL)                    32.96          32.09         33.59           32.50         33.12
   Natural gas liquids ($/BBL)          25.77          20.87         35.35           23.23         37.19
   Total ($ PER BOE)                    28.61          28.49         35.94           28.55         39.73

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

3                                              [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
The following discussion is management's analysis of PrimeWest's operating and financial results for the quarter ended June 30, 2002 compared with the previous quarter and the second quarter of 2001 as well for the six month periods ended June 30, 2002 and June 30, 2001. This discussion also contains information and opinions concerning the Trust's future outlook based on currently available information. This discussion should be read in conjunction with the Trust's annual MD&A and audited consolidated financial statements for the years ended December 31, 2001 and 2000, together with the accompanying notes, as contained in the Trust's 2001 Annual Report.


FORWARD-LOOKING INFORMATION

Because forward-looking information addresses future events and conditions, it involves risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking information. These risks and uncertainties include commodity price levels; production levels; the recoverability of reserves; transportation availability and costs; operating and other costs; interest rates and currency-exchange rates; and changes in environmental and other legislation and regulations. Please refer to the Trust's annual report for more detail as to the nature of these risks and uncertainties.

STRATEGY                      2002 OBJECTIVES                      YEAR-TO-DATE PERFORMANCE

ASSET GROWTH                  -  Use the low cycles in the         -  Low commodity price cycle short-lived.
                                 commodity price environment and      Available acquisition targets generally
                                 strong balance sheet to add          poor quality in nature.  No
                                 high quality reserves to our         acquisitions in the first half of 2002.
                                 asset base.
                              -  Maintain or increase our          -  Development program successful in
                                 reserve life index.                  adding reserves and production.

OPERATING EXCELLENCE          -  Moderate natural production       -  Production met expectations for the
                                 decline through prudent capital      second quarter of 2002.
                                 development.
                              -  Add incremental production        -  Second quarter development success with
                                 through drilling, completions        9 gross wells drilled at a 78% success
                                 and workovers.                       rate.
                              -  Reduce per BOE operating          -  Operating expenses increased to $5.44
                                 expenses from 2001 levels.           per BOE ($5.10 in the first quarter of
                                                                      2002).
                                                                      Year-to-date, per BOE costs of $5.27,
                                                                      below the $5.42 full
                                                                      year 2001 result.

FINANCIAL PRUDENCE            -  Maintain a strong financial       -  Debt-to-cash flow ratio has increased
                                 position as measured by net          to 1.50 at June 30, 2002 from 1.21 at
                                 debt per Trust Unit and              March 31, 2002.  Net debt per trust
                                 debt-to-cash flow ratio.             unit $1.79 at June 30, 2002 compared to
                                                                      $1.72 at December 31, 2002

RISK MANAGEMENT               -  Use hedging to stabilize and      -  Stabilized at $0.10 per month through
                                 protect distribution levels;         October of 2002.
                                 manage distribution rates as
                                 commodity prices cycle.

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

4                                              [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
PRODUCTION VOLUMES

                                                THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Natural gas (MMCF/DAY)                 111.09        113.31         127.72         112.19          88.86
Crude oil (BBLS/DAY)                    8,990        10,244         11,453          9,614          9,233
Natural gas liquids (BBLS/DAY)          2,055         2,240          2,614          2,147          2,117
Total (BOE/DAY)                        29,559        31,370         35,353         30,460         26,160
                                      ==========    ===========    ==========    ===========     ==========
Gross Overriding Royalty volumes
  included above (BOE/DAY)              1,571         2,076          2,043          1,857          1,971
                                      ==========    ===========    ==========    ===========     ==========

Production volumes fell from first quarter levels as a result of scheduled turnarounds for facility maintenance, planned production outages to accommodate new gas well tie-ins, unplanned outages at several non-operated properties and minor dispositions.

Despite these outages, gas volumes fell only 2% compared to the first quarter of 2002. Successful development activities, particularly at Dawson, mitigated the impact of the outages.

Oil volumes fell 12% when compared to the first quarter of 2002. Approximately 42% of this decrease is the result of reduced GORR volumes. The first quarter of 2002 GORR volumes included an adjustment to reflect underaccrued volumes at the end of 2001. A further 20% related to a temporary production curtailment at Dawson. The balance reflects minor asset dispositions late in the first quarter (200BOE/day) and natural decline as our 2002 development program is focused on natural gas.

During the quarter, scheduled turnarounds were performed by PrimeWest at the East Crossfield Gas Plant (occurs every two years) and the Laprise Creek gas processing facility. The Dawson (Roxanna) and Brant Farrow gathering and processing facilities were also shut-in to facilitate pipeline tie-ins and compressor modifications to add incremental capacity for new gas wells drilled by PrimeWest over the past six months. The production impairment related to these scheduled activities was approximately 545 BOE/day for the quarter.

Unplanned outages at third party operated gas processing or gas transmission facilities, since resolved in the third quarter, restricted production at the Caroline, Medicine Hat and Brant Farrow areas by 180 BOE/day. A pipeline failure at Whiskey Creek resulted in approximately 400 BOE/day production being shut-in in May and June. The operator has advised PrimeWest that the necessary pipeline system modifications required to resume production should be completed by year-end. At Dawson (Normandville), production curtailments resulted in 250 bbls/day of oil production being shut-in by the operator through the quarter pursuant to temporary allowable restrictions imposed by regulatory authorities pending completion of a gas conservation and waterflood project.

Compared to the second quarter of 2001, volumes are lower, primarily as a result of significant dispositions in the second half of 2001 combined with the outages noted above.

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

5                                              [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
PRODUCTION OUTLOOK

PrimeWest maintains its prior guidance that it expects third quarter and full year volumes to fall within the 29,000 - 30,000 BOE/day target range.

Only the Whiskey Creek and Normandville outages are expected to impact volumes for the balance of 2002. Volumes should increase from all other areas impacted by second quarter maintenance activities. These volumes, together with further development activities, are expected to mitigate natural decline.


REALIZED COMMODITY PRICES

Benchmark prices                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
------------------------------------------------------------------------------   --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Natural gas ($/MCF AECO)                 4.42          3.34           7.08           3.88           8.99
Crude oil ($U.S./BBL WTI)               26.25         21.64          27.96          23.95          28.34

Average PrimeWest realized selling
prices (CDN DOLLARS)                             THREE MONTHS ENDED                    SIX MONTHS ENDED
------------------------------------------------------------------------------   --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Natural gas ($/MCF)                      4.47          4.57           6.21           4.52           7.37
Crude oil ($/BBL)                       32.96         32.09          33.59          32.50          33.12
Natural gas liquids ($/BBL)             25.77         20.87          35.35          23.23          37.19
Total Oil Equivalent ($ PER BOE)        28.61         28.49          35.94          28.55          39.73
                                      ==========    ===========    ==========    ===========     ==========
Realized hedging gain (loss)
included in prices above ($ PER BOE)     1.32          7.06          (1.83)          4.26          (1.37)
                                      ==========    ===========    ==========    ===========     ==========

Realized prices for natural gas and crude oil in the second quarter of 2002 were little changed from the first quarter of 2002. Although benchmark prices improved in the quarter, PrimeWest's hedging program had assured the benefit of those increases.

PrimeWest's hedging gain fell to $3.6 million in the second quarter of 2002 compared to $19.9 million in the first quarter, again reflecting the increase in benchmark prices for crude oil and natural gas in the second quarter.

For the six months ended June 30, prices for 2002 fell 28% compared to the previous year, with natural gas down 39%.

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

6                                              [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
SALES REVENUE (1)
($ THOUSANDS)

                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Natural gas                            45,186        46,645         72,218         91,831        118,536
Crude oil                              26,962        29,585         35,010         56,546         55,343
Natural gas liquids                     4,820         4,207          8,408          9,027         14,248
Total                                  76,968        80,437        115,636        157,404        188,127
                                      ==========    ===========    ==========    ===========     ==========
Hedging gains (losses) (2) for
natural gas and crude oil
  included above                        3,550        19,926         (5,902)        23,491         (6,484)
                                      ==========    ===========    ==========    ===========     ==========

(1) Excludes sulphur
(2) Net of amortized premiums

Sales revenues were down 4% quarter-over-quarter in 2002, reflecting lower production volumes in the second quarter.

Of the realized hedging gains of $3.6 million during the second quarter, a $4.2 million ($0.42/Mcf) gain was attributable to natural gas offset by a $0.67 million ($0.82/bbl) loss attributable to crude oil.

Compared to the first half of 2001, revenues were lower as the benefit of full year to date Cypress volumes was more than offset by significantly weaker prices.


PRICE OUTLOOK

The following table sets forth benchmark future commodity prices.

BENCHMARK COMMODITY PRICES            PAST FOUR QUARTERS                        NEXT FOUR QUARTERS
                                           (ACTUAL)                            (FORWARD MARKETS)(1)
------------------------------------------------------------------- ----------------------------------------
                               Q3         Q4       Q1         Q2         Q3        Q4        Q1         Q2
                             2001       2001     2002       2002       2002      2002      2003       2003
                           --------- --------- ---------  --------- ----------------------------------------
Natural gas
    NYMEX ($U.S./MCF)        2.98       2.50     2.38       3.37       3.09      3.30      3.21       3.65
    AECO ($CDN/MCF)          3.92       3.30     3.34       4.42       3.26      4.21      5.09       4.96
Crude oil ($U.S./BBL WTI)   26.76      20.43    21.64      26.25      27.43     26.64     25.87      25.20

(1) As at July 18, 2002

The world crude oil supply/demand fundamentals have come back into a close balance. While the crude oil demand recovery is not occurring as quickly as anticipated, OPEC has maintained a level of discipline over their quotas, and Iraq has reduced output over a pricing dispute with the United Nations Oil for Food Program. The balanced fundamentals combined with continued instability in the Middle East has kept oil prices supported over the past quarter and could continue to provide support in the medium term.

Natural gas prices through this summer have experienced some recent softening due to record natural gas storage levels both in Canada and the U.S., although the year-over-year storage overhang has continued to decline over the past several months. The futures prices for the November 2002 to October 2003 gas year have remained firm and pricing beyond October 2003 has increased. This

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

7                                              [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
would suggest that there is likely to be some continued short-term soft gas pricing through the third quarter but that the medium- to long-term fundamentals for gas are still very positive.


ROYALTIES
($ THOUSANDS)
                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Royalty expense                        14,566        10,666         27,650         25,232         43,301
   Per BOE                               5.41          3.78           8.59           4.58           9.14
Royalties as % of sales revenue
   - including hedging                  18.9%         13.3%          23.9%          16.0%          23.0%
   - excluding hedging                  19.8%         17.6%          22.8%          18.8%          22.3%
                                      ==========    ===========    ==========    ===========     ==========

Royalties as a percent of sales revenue increased from first quarter levels as a result of reduced hedging gains, which do not attract royalties, as well as a one-time mineral tax adjustment of $1.8 million, which reduced royalty expenses in the first quarter of 2002.

The second quarter and first half of 2001 royalty rates reflect higher gas prices.


OPERATING EXPENSES
($ THOUSANDS)
                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Operating expenses                     14,639        14,393         15,704         29,033         24,044
   Per BOE                              $5.44         $5.10          $4.88          $5.27          $5.08
                                      ==========    ===========    ==========    ===========     ==========

Operating expenses per BOE increased 7% compared to the first quarter of 2002, primarily the result of lower production volumes. Providing for approximately $500,000 of costs related to the Crossfield and Laprise Creek turnarounds, operating expenses were 2% less than the previous quarter.

The increase in year to date operating expenses reflects six months of Cypress activity compared to only three months in 2001.


OPERATING EXPENSES OUTLOOK

Operating expenses are expected to decrease in the third quarter of 2002, principally as a result of the absence of costs associated with the turnarounds at Laprise Creek and Crossfield incurred in the second quarter of 2002, as well as ongoing cost control measures.

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

8                                              [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================

OPERATING MARGIN
($ PER BOE)
                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Sales price and other revenue
   (including hedging)                  28.53         28.37          35.94          28.45          39.76
Royalties                                5.41          3.78           8.59           4.58           9.14
Operating costs                          5.44          5.10           4.88           5.27           5.08
                                      ----------    -----------    ----------    -----------     ----------
Operating margin                        17.68         19.49          22.47          18.60          25.54
                                      ==========    ===========    ==========    ===========     ==========

Operating margin fell 9% from quarter-to-quarter reflecting higher royalty and operating expenses which are discussed earlier in this MD&A.

Margins were much higher in the second quarter and first half of 2001 as a result of very strong natural gas and natural gas liquids prices.


CASH G&A EXPENSES AND MANAGEMENT FEES
($ THOUSANDS)
                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Cash G&A Expenses                       2,915         2,635          2,795          5,549          5,068
   Per BOE                             $ 1.08        $ 0.93         $ 0.87         $ 1.01         $ 1.07
Cash Management Fees                    1,264         1,418          1,862          2,682          3,131
   Per BOE                             $ 0.47        $ 0.50         $ 0.58         $ 0.49         $ 0.66
                                      ==========    ===========    ==========    ===========     ==========

Cash G&A expenses in the second quarter included annual report and related document expenses for printing and mailing to the unitholders along with unitholder meeting costs that totalled an incremental $250,000. These costs represent the majority of the increase over the first quarter of 2002 as well as the increase over the same period of 2001.

The year over year increase is a result of 2002 representing a full six months of G&A costs associated with the Cypress acquisitions, whereas 2001 reflects only the second quarter costs of Cypress; the transaction closed on March 29, 2001.

Cash management fees for the second quarter were lower compared to the previous quarter and the same period in 2001, in line with lower netbacks.

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

9                                              [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================

NON-CASH G&A EXPENSES AND MANAGEMENT FEES
($ THOUSANDS)
                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Non-cash G&A Expenses                   1,623         5,351          2,294          6,973          7,489
Non-cash Management Fees                  485           479            528            965          1,011
                                      ----------    -----------    ----------    -----------     ----------
Total                                   2,108         5,830          2,822          7,938          8,500
                                      ==========    ===========    ==========    ===========     ==========
   Per BOE                             $ 0.78        $ 2.07         $ 0.87         $ 1.43         $ 1.79
                                      ==========    ===========    ==========    ===========     ==========

Non-cash G&A expenses consists of Unit Appreciation Rights (UARs) under the Trust's long-term incentive program. It has been PrimeWest's practice to expense the cost of the UARs which are similar to granting a stock option in a conventional business. The UARs are marked- to-market each quarter and the impact is recognized as an expense in the income statement of the Trust.

The decrease in non-cash G&A expenses comparing the second quarter of 2002 to the first quarter of 2002 reflects a modest unit price appreciation in the second quarter to $7.23 from $7.20 at the end of the first quarter combined with the impact of distributions, offset by the 5% annual hurdle rate. The first quarter expense was higher reflecting a $6.36 unit price at the end of 2001. The first quarter of 2002 expense also reflects the implementation of the new CICA accounting standard 3870 effective January 1, 2002, whereby vested and unvested UARs are included in the calculation of non-cash G&A expenses. Previously, only the vested UARs were included. The effect of this change was to increase non-cash G&A expenses by $2.4 million for the six months ended June 30, 2002.

Non-cash G&A expenses in the first half of 2001 reflect a higher Trust Unit price driven by record natural gas and natural gas liquids prices.

Non-cash management fees increased slightly compared to the first quarter reflecting a modest unit price appreciation.


INTEREST EXPENSE
($ THOUSANDS)
                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Interest expense                          2,530         2,053          5,115          4,583          6,631
Period end debt level                   240,913       234,415        290,233        240,913        290,233
Debt per Trust Unit                    $   1.79      $   1.77       $   2.40       $   1.79       $   2.40
Average cost of debt - %                   4.5%          4.0%           6.4%           4.5%           6.5%
                                      ==========    ===========    ==========    ===========     ==========

Interest expense increased quarter-over-quarter on higher interest rates and increasing debt levels through the quarter. On a per unit basis, debt remained essentially flat quarter-over-quarter, and was down 25% from a year earlier.

At June 30, 2002, approximately 70% of the debt was at a floating rate, with the balance at a fixed rate.

The Cypress acquisition was closed on March 29, 2001, adding incremental debt during the second quarter of 2001.

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

10                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
DEPLETION, DEPRECIATION AND AMORTIZATION
($THOUSANDS)
                     THREE MONTHS ENDED                    SIX MONTHS ENDED
-------------------------------------------------    --------------------------
            JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                2002           2002          2001           2002           2001
          ----------    -----------    ----------    -----------     ----------
           45,212        45,895         50,280         91,107         61,700
          ==========    ===========    ==========    ===========     ==========

Depletion, depreciation and amortization (DD&A) for the second quarter of 2002 is down modestly from the first quarter level, in part due to lower production volume in the quarter.

Compared to a year ago, the second quarter DD&A for 2002 is lower than 2001 reflecting reduced volumes as a result of asset dispositions late in 2001 and second quarter 2002 production outages.

For the six months ended June 30, the 2002 figure reflects a full six months of Cypress activity versus only three months in 2001.


CEILING TEST

Principally as a result of very weak spot prices for Alberta gas, $2.02 per Mcf at June 28, 2002, the ceiling test deficiency increased to $354 million at quarter end from $150 million at year end 2001 when the Alberta spot gas price was $3.67 per Mcf.

Using average prices for the second quarter of 2002 would result in a cushion of $210 million.


INCOME AND CAPITAL TAXES
($THOUSANDS)
                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
-----------------------------------------------------------------------------    --------------------------
                                        JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                                            2002           2002          2001           2002           2001
                                      ----------    -----------    ----------    -----------     ----------
Capital taxes                               624            642           673          1,266            731
Future income taxes recovery               (900)        (9,400)      (25,509)       (10,300)       (23,263)
                                      ----------    -----------    ----------    -----------     ----------
                                           (276)        (8,758)      (24,836)        (9,034)       (22,532)
                                      ==========    ===========    ==========    ===========     ==========

The future income tax recovery for the second quarter and the first six months of 2002, has decreased in comparison to the comparable periods of 2001, as a result of lower income before tax and adjustments to the operating company tax pools upon the filing of the tax returns in the second quarter of 2002.

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

11                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================

LIQUIDITY AND CAPITAL RESOURCES
($ THOUSANDS)
                                                                    AS AT
--------------------------------------------------------------------------------------
                                                   JUN. 30,      MAR. 31,     JUN. 30,
                                                       2002          2002         2001
                                                  ---------     ---------    ---------
Long-term debt                                      235,000       136,670      335,011
(Working capital)/ deficit                            5,913        97,745     (44,778)
Net debt                                            240,913       234,415      290,233
Market value of Trust Units and
  exchangeable shares outstanding                   966,985       954,722    1,053,841
Total capitalization                              1,207,898     1,189,137    1,344,074
Net debt as a % of total capitalization              19.94%        19.71%       21.60%
                                                  =========     =========    =========

Net debt increased modestly in the quarter reflecting capital spending of $12.4 million, which was partially funded by proceeds from the DRIP and Optional Trust Unit Purchase programs and minor dispositions.

Unutilized credit facilities were $58 million at June 30, 2002, compared to $115 million at March 31, 2002. The credit facility was reduced during the second quarter to $310 million from $350 million, reflecting significant property dispositions in late 2001 and reduced commodity pricing assumptions.

Net debt is significantly lower than the second quarter of 2001 as a result of equity issued in the last nine months of 2001 to de-lever the balance sheet, along with the application of proceeds from non-core asset sales.


CAPITAL SPENDING
($ THOUSANDS)
                     THREE MONTHS ENDED                    SIX MONTHS ENDED
-------------------------------------------------    --------------------------
            JUN. 30,       MAR. 31,      JUN. 30,       JUN. 30,       JUN. 30,
                2002           2002          2001           2002           2001
          ----------    -----------    ----------    -----------     ----------
             12,415        24,874         16,707         37,289         23,570
          ==========    ===========    ==========    ===========     ==========

Capital spending during the second quarter and first half of 2002 is in line with the Trust's commitment to invest approximately $70 million during 2002 in development activities.

PrimeWest's capital development program continues to yield results in line with expectations. Although second quarter activities were restricted by spring break-up, PrimeWest participated in the drilling of 9 gross (5 net) wells. Eight wells were cased, with one subsequently abandoned. On a year-to-date basis, 40 gross (25.6 net) wells have been drilled, achieving a 90% success rate. The major areas of development activity in the first half of the year included Dawson and Brant Farrow.

Additional activities in the quarter included completion of upgrades to the Dawson (Roxanna) and Brant Farrow compression facilities and gas gathering systems, as well as the installation of gas conservation and waterflood facilities at Dawson (Normandville).

PrimeWest expects that internally generated retained cash flow, proceeds from the DRIP and the Optional Trust Unit Purchase programs plus unutilized credit facilities will be sufficient to fund the 2002 capital program, assuming no material adverse developments in commodity prices.

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

12                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
HEDGING PROGRAM

Approximate percentage of future anticipated production volumes hedged through June 30, 2002; net of anticipated royalties, reflecting full production declines with no offsetting additions:
                                            Q3/Q4 2002                 2003
                                            ----------                 ----
                  Crude Oil                      70%                   34%
                  Natural Gas                    70%                   51%

The mark-to-market valuation of these hedges was a $4.1 million gain at June 30, 2002.

A summary of contracts in place as at June 30, 2002 is as follows:

CRUDE OIL
                             Volume                                    WTI Price
Period                      (bbl/d)               Type               (U.S.$/bbl)
--------------------------------------------------------------------------------
May - June 2002               2,000               Swap                     26.23
July - September 2002         2,000               Swap                     25.22
October - December 2002       2,000               Swap                     24.45
January - December 2002       1,000    Costless Collar               20.00/25.15
July - December 2002          1,000    Costless Collar               20.50/24.95
July - September 2002           350    Costless Collar               22.00/29.25
October - December 2002         350    Costless Collar               22.00/28.15
January - December 2003       1,000              3 Way     17.00 / 20.50 / 25.50
January - March 2003          1,000    Costless Collar               21.00/27.70
January - June 2003           1,000              3 Way     18.50 / 22.50 / 27.70
July - December 2003          1,000              3 Way     18.50 / 22.50 / 27.20

NATURAL GAS
                                Volume                               AECO Price
Period                        (MMcf/d)               Type            (Cdn$/Mcf)
--------------------------------------------------------------------------------
May - October 2002                 4.7        Fixed Price                  6.50
May - October 2002                18.9               Swap                  5.28
May - October 2002                18.9               Swap                  5.28
May - October 2002                 9.5               Swap                  4.39
November 2002 - March 2003         4.7    Costless Collar          4.22 by 5.96
November 2002 - March 2003         4.7              3 Way    3.17 / 4.48 / 6.59
November 2002 - March 2003         4.7              3 Way    3.17 / 3.96 / 5.46
November 2002 - March 2003         4.7              3 Way    4.22 / 5.28 / 7.04
November 2002 - March 2003         4.7               Swap                  5.43
April - October 2003               4.7        Fixed Price                  4.75
April - October 2003               4.7               Swap                  5.05
April - October 2003               4.7              3 Way    3.17 / 4.48 / 6.26
April - October 2003               4.7              3 Way    3.17 / 3.96 / 5.39
April - October 2003               4.7              3 Way    3.69 / 4.75 / 6.65
November 2002 - October 2004       9.5              3 Way    3.17 / 4.22 / 6.09
January 2002 - October 2003        4.7               Swap                  3.98
January 2002 - October 2003        4.7               Swap                  4.17

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

13                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
A 3 way option is like a traditional collar, except that PrimeWest has resold the put at a lower price. Utilizing the first 3 way crude oil contract above as an example, PrimeWest has sold a call at $25.50, purchased a put at $20.50, and resold the put at $17.00. Should the market price drop below $20.50 PrimeWest will receive $20.50 until the price is less than $17.00, at which time PrimeWest would then receive market price plus $3.50. However, should market prices rise above $25.50, PrimeWest would receive a maximum of $25.50. Should the market price remain between $20.50 and $25.50, PrimeWest would receive the market price.


DISTRIBUTIONS

PrimeWest has distributed $0.10 per unit monthly year-to-date. PrimeWest has previously announced it will distribute, barring material adverse developments, $0.10 per unit on each of August 15, September 15 and October 15, 2002.


DISTRIBUTION REINVESTMENT (DRIP) DISCOUNT

PrimeWest's Distribution Reinvestment and Optional Trust Unit Purchase Plan
(Plan) enables participants to reinvest their monthly cash distributions and/or purchase additional Trust Units at a 5% discount to the 20-day weighted average monthly market price. There is a $100,000 per calendar year limit per individual to the purchase of additional Trust Units.

To join the Plan, you must be a registered unitholder or have your units in an account that allows participation. Not all brokerage firms and banks will allow you to participate. Please check directly with your account representative as to their participation.

For further information or to join this Plan, contact our Plan Agent, Computershare Trust Company of Canada, at 1-800-332-0095.


CHAIRMAN HONOURED BY CHARTERED ACCOUNTANTS OF ALBERTA

Harold Milavsky, FCA, Chairman of the Board of Directors and Audit Committee of PrimeWest is the recipient of the Institute of Chartered Accountants of Alberta's Lifetime Achievement Award. This award is reserved for Fellows of the Chartered Accountants (FCA's) who, through their entire career, have rendered meritorious service to the profession, and whose career and achievements in the community have brought honour to the profession.


SECOND QUARTER CONFERENCE CALL AND WEBCAST

PrimeWest will be conducting a conference call and Webcast for interested analysts, brokers, investors and media representatives about its second quarter results and outlook at 10:00 a.m. Mountain daylight time (12:00 p.m. Eastern daylight time) on Tuesday, July 30, 2002.

Callers may dial 1-888-881-4892 a few minutes prior to start and request the PrimeWest conference call. The call also will be available for replay by dialing 1-877-289-8525, and entering pass code 197123 followed by the pound (#) key.

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)

14                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
Interested users of the Internet are invited to go to WWW.NEWSWIRE.CA/WEBCAST/PAGES/ PRIMEWESTENERGY20020730/ for the live Webcast and/or replay or access the Webcast at the PrimeWest Web site, WWW.PRIMEWESTENERGY.COM.


QUESTIONS

PrimeWest Energy Trust welcomes questions from unitholders and potential investors; call Investor Relations at 403-234-6600 or toll-free in Canada and the U.S. at 1-877-968-7878; or visit us on the Internet at our Web site, WWW.PRIMEWESTENERGY.COM.


On behalf of the Board of Directors:
July 29, 2002





Kent J. MacIntyre
Vice-chairman and
Chief Executive Officer

PRIMEWEST ENERGY TRUST
CONSOLIDATED BALANCE SHEET

15                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================

                                                         (UNAUDITED)
                                                               AS AT                AS AT
                                                            JUNE 30,             DEC. 31,
(THOUSANDS OF DOLLARS)                                          2002                 2001
-----------------------------------------------------------------------    -----------------
ASSETS
Current assets
   Accounts receivable                                $       55,423       $       55,465
   Prepaid expenses and inventory                              7,102               11,200
                                                      -----------------    -----------------
                                                              62,525               66,665

Cash reserved for site restoration and reclamation               766                  755
Capital assets                              (NOTE 3)       1,393,924            1,448,661
                                                      -----------------    -----------------
                                                      $    1,457,215       $    1,516,081
                                                      =================    =================
LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities
   Bank overdraft                                     $       16,693       $       14,613
   Accounts payable and accrued liabilities                   38,215               59,944
   Accrued distributions to unitholders                       11,946               11,980
   Due to related company                                      1,569               10,108
   Current portion of long-term debt        (NOTE 4)              15                   67
                                                      -----------------    -----------------
                                                              68,438               96,712
Long-term debt                              (NOTE 4)         235,000              195,000
Future income taxes                                          352,295              362,595
Site restoration and reclamation provision                     6,927                6,113
                                                      -----------------    -----------------
                                                             662,660              660,420
UNITHOLDERS' EQUITY
   Net capital contributions                (NOTE 5)  $    1,165,635       $    1,152,551
   Capital issued but not distributed                            485                  419
   Long-term incentive plan equity          (NOTE 6)          11,244                7,932
   Accumulated income                                        122,332              122,550
   Accumulated cash distributions                           (497,531)            (420,983)
   Accumulated dividends                                      (7,610)              (6,808)
                                                      -----------------    -----------------
                                                             794,555              855,661
                                                      -----------------    -----------------
                                                      $    1,457,215       $    1,516,081
                                                      =================    =================

CONSOLIDATED STATEMENTS OF UNITHOLDERS' EQUITY

FOR THE SIX MONTHS ENDED                                 (UNAUDITED)
(THOUSANDS OF DOLLARS)                                 JUNE 30, 2002        JUNE 30, 2001
-----------------------------------------------------------------------    -----------------
Unitholders' equity, beginning of the period,
  as previously reported                              $      855,661       $      298,245
   Net income/(loss) for the period                             (218)              58,422
   Net capital contributions                                  13,084              641,009
   Capital issued but not distributed                             66                  294
   Long-term incentive plan equity                             3,312                3,231
   Cash distributions                                        (76,548)            (111,072)
   Dividends                                                    (802)              (1,726)
                                                      -----------------    -----------------
Unitholders' equity, end of the period                $      794,555       $      888,403
                                                      =================    =================

PRIMEWEST ENERGY TRUST
CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

16                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================

                                                     THREE MONTHS ENDED               SIX MONTHS ENDED
-----------------------------------------------------------------------------   -----------------------------
                                                     JUN. 30        JUN. 30          JUN. 30        JUN. 30
(THOUSANDS OF DOLLARS)                                  2002           2001             2002           2001
                                                -------------- --------------   -------------- --------------
OPERATING ACTIVITIES
   Net income/(loss) for the period             $     (6,194)  $     34,232     $       (218)  $     58,422
   Add:  Items not involving cash from
            operations
         Depletion, depreciation and
             amortization                             45,212         50,280           91,107         61,700
         Non-cash general and administrative           1,623          2,294            6,973          7,489
         Non-cash management fees                        485            528              965          1,011
         Future income taxes recovery                   (900)       (25,509)         (10,300)       (23,263)
                                                -------------- --------------   -------------- --------------
   Cash flow from operations                          40,226         61,825           88,527        105,359
   Change in non-cash working capital                (36,101)        (8,126)         (26,060)         2,260
                                                -------------- --------------   -------------- --------------
                                                       4,125         53,699           62,467        107,619
                                                -------------- --------------   -------------- --------------
FINANCING ACTIVITIES
   Proceeds from issue of Trust Units
      (net of costs)                                   4,949         94,253            8,525         95,964
   Cash distributions to unitholders                 (38,428)       (70,289)         (76,514)      (111,072)
   Dividends                                              --           (986)              --         (1,726)
   Increase in long-term debt                         29,974         14,975           39,948         77,071
   Change in non-cash working capital                 (1,244)         4,154             (938)        13,657
                                                -------------- --------------   -------------- --------------
                                                      (4,749)        42,107          (28,979)        73,894
                                                -------------- --------------   -------------- --------------
INVESTING ACTIVITIES
   Expenditures on capital assets                    (12,415)       (16,707)         (37,289)       (23,570)
   Corporate acquisitions                                 --         (4,201)              --        (80,842)
   Acquisitions of capital assets                         --           (512)              --           (512)
   Proceeds on disposal of capital assets                662          2,185            2,843          5,518
   Decrease (increase) in cash reserved for
       future site restoration and reclamation            --           (404)             (11)           (12)
   Expenditures on site restoration and
       reclamation                                      (395)          (100)          (1,111)          (881)
                                                -------------- --------------   -------------- --------------
                                                     (12,148)       (19,739)         (35,568)      (100,299)
                                                -------------- --------------   -------------- --------------

INCREASE/(DECREASE) IN CASH                          (12,772)        76,067           (2,080)        81,214
    FOR THE PERIOD
CASH (BANK OVERDRAFT) BEGINNING
   OF THE PERIOD                                      (3,921)         4,313          (14,613)          (834)
                                                -------------- --------------   -------------- --------------
CASH, (BANK OVERDRAFT) END
   OF THE PERIOD                                $    (16,693)  $     80,380     $    (16,693)  $     80,380
                                                ============== ==============   ============== ==============
CASH INTEREST PAID                              $      2,795   $      5,122     $      4,560   $      6,636
                                                ============== ==============   ============== ==============
CASH TAXES PAID                                 $      2,983             --     $      2,983   $         10
                                                ============== ==============   ============== ==============

PRIMEWEST ENERGY TRUST
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

17                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================
PRIMEWEST ENERGY TRUST
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

                                                     THREE MONTHS ENDED               SIX MONTHS ENDED
-----------------------------------------------------------------------------   -----------------------------
(THOUSANDS OF DOLLARS, EXCEPT FOR PER-TRUST-         JUN. 30        JUN. 30          JUN. 30        JUN. 30
 UNIT AND NUMBER OF UNITS)                            2002           2001             2002           2001
                                                -------------- --------------   -------------- --------------
REVENUES
   Sales of crude oil, natural gas and
       natural gas liquids                      $     76,809   $    115,609     $    156,799   $    188,148
   Crown and other royalties, net of ARTC            (14,566)       (27,650)         (25,232)       (43,301)
   Other income                                          (45)            15               73            117
                                                -------------- --------------   -------------- --------------
                                                      62,198         87,974          131,640        144,964
                                                -------------- --------------   -------------- --------------
EXPENSES
   Operating                                          14,639         15,704           29,033         24,044
   Cash general and administrative                     2,915          2,795            5,549          5,068
   Non-cash general and administrative                 1,623          2,294            6,973          7,489
   Interest                                            2,530          5,115            4,583          6,631
   Cash management fees                                1,264          1,862            2,682          3,131
   Non-cash management fees                              485            528              965          1,011
   Depletion, depreciation and amortization           45,212         50,280           91,107         61,700
                                                -------------- --------------   -------------- --------------
                                                      68,668         78,578          140,892        109,074
                                                -------------- --------------   -------------- --------------
Income (loss) before taxes for the period             (6,470)         9,396           (9,252)        35,890
                                                -------------- --------------   -------------- --------------
   Capital taxes                                         624            673            1,266            731
   Future income taxes recovery                         (900)       (25,509)         (10,300)       (23,263)
                                                -------------- --------------   -------------- --------------
                                                        (276)       (24,836)          (9,034)       (22,532)
                                                -------------- --------------   -------------- --------------
Net income/(loss) for the period                      (6,194)        34,232             (218)        58,422
                                                ============== ==============   ============== ==============
Net income/(loss) per Trust Unit                       (0.05)          0.33               --           0.71
                                                ============== ==============   ============== ==============
Diluted net income/(loss) per Trust Unit               (0.05)          0.33               --           0.70
                                                ============== ==============   ============== ==============

CONSOLIDATED STATEMENTS OF CASH DISTRIBUTIONS (UNAUDITED)

                                                     THREE MONTHS ENDED               SIX MONTHS ENDED
-----------------------------------------------------------------------------   -----------------------------
(THOUSANDS OF DOLLARS, EXCEPT FOR PER-TRUST-         JUN. 30        JUN. 30          JUN. 30        JUN. 30
 UNIT AND NUMBER OF UNITS)                            2002           2001             2002           2001
                                                -------------- --------------   -------------- --------------
Net income/(loss) for the period                $     (6,194)  $     34,232     $       (218)  $     58,422
Add back (deduct) amounts to reconcile
    to distribution:
   Increase in reserve                                  (419)        10,205           (9,160)         8,365
   Depletion, depreciation and amortization           45,212         50,280           91,107         61,700
   Contribution to reclamation fund                   (1,001)        (1,032)          (2,046)        (1,530)
   Non-cash general and administrative                 1,623          2,294            6,973          7,489
   Management fees paid in Trust Units                   485            528              965          1,011
   Future income taxes (recovery)                       (900)       (25,509)         (10,300)       (23,263)
                                                -------------- --------------   -------------- --------------
                                                $     45,000   $     36,766     $     77,539   $     53,772
                                                -------------- --------------   -------------- --------------
                                                $     38,806   $     70,998     $     77,321   $    112,194
                                                ============== ==============   ============== ==============
Cash Distributions to Trust Unitholders (99%)   $     38,418   $     70,288     $     76,548   $    111,072
                                                ============== ==============   ============== ==============
Cash Distributions per Trust Unit               $       0.30   $       0.66     $       0.60   $       1.26
                                                ============== ==============   ============== ==============

Trust Units issued and outstanding               128,441,771    113,551,534      128,441,771    113,551,534
Weighted average Trust Units and
    exchangeable shares outstanding  (diluted)   134,347,196    103,344,228      133,851,104     81,834,023

PRIMEWEST ENERGY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the six months ended June 30, 2002 (THOUSANDS OF DOLLARS EXCEPT TRUST UNIT/SHARE AMOUNTS)

18                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================

1)       SIGNIFICANT ACCOUNTING POLICIES

These interim consolidated financial statements of PrimeWest Energy Trust have been prepared in accordance with Canadian generally accepted accounting principles. The specific accounting principles used are described in the annual consolidated financial statements of the Trust appearing on pages 36 through 53 of the Trust's 2001 annual report and should be read in conjunction with these interim financial statements.

2)       AMALGAMATION

Effective January 1, 2002, PrimeWest Oil & Gas Corp. and PrimeWest Energy Inc. and its subsidiaries amalgamated and were continued as PrimeWest Energy Inc. Subsequent to the amalgamation, the common shares of PrimeWest Energy Inc. are 89% owned by the Trust and 11% by PrimeWest Management Inc. The Trust continues to own a royalty entitling it to receive 99% of the net cash flows generated by PrimeWest Energy Inc. The beneficiaries of the Trust are the holders of Trust Units.

3)       CAPITAL ASSETS

In accordance with its stated accounting policies, PrimeWest has performed a ceiling test using commodity prices as at the measurement date of June 28, 2002. Using June 28, 2002 (the last business day of the period) commodity prices of AECO $2.02 per Mcf for natural gas and WTI US$26.86 per barrel of oil would result in a ceiling test deficiency of $354 million. However, using the average prices for the second quarter ending June 30, 2002 of AECO $4.42 per Mcf for natural gas and WTI US$26.25 per barrel of oil would result in a cushion.

PrimeWest is not required to account for any ceiling test impairment that is not permanent, within the first two years of the Cypress acquisition, therefore no writedown is reflected in the June 30, 2002 financial statements.

4)       LONG-TERM DEBT

PrimeWest Energy Inc. and the Trust (as co-borrowers) have a combined revolving credit facility in the amount of $310 million. The facility consists of a revolving term loan of $285 million and an operating facility of $25 million. In addition to amounts outstanding under the facility as indicated in the table below, PrimeWest Energy Inc. has outstanding letters of credit in the amount of $2.8 million. Collateral for the credit facility is provided by a floating-charge debenture covering all existing and after acquired property in the principal amount of $500 million. Each borrower under the facility has also provided an unconditional full liability guarantee in respect of amounts borrowed under the facility.

Revolving credit facility utilized                $       251,693
Capital lease obligation                                       15
                                                  ---------------
                                                  $       251,708
                                                  ===============

Advances under the revolving and operating loan facility are made in the form of Banker's Acceptances (BA's), prime rate loans or letters of credit. In the case of BA's, interest is a function of the BA rate plus a stamping fee based on the Trust's current ratio of debt-to-cash flow. In the case of prime rate loans, interest is generally charged at the bank's prime rate.

PRIMEWEST ENERGY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================

The credit facility revolves until April 30, 2003 at which time the lender will conduct its annual borrowing base review. The lender has the right to re-determine the borrowing base at one other time during the year. During the revolving phase, the facility has no specific terms of repayment. At the end of the revolving period, the lender has the right to extend the revolving period for a further 364-day period or to convert the facility to a term facility. If the lender converts to a non-revolving facility 60% of the aggregate principal amount of the loan shall be repayable on the date which is 366 days after such conversion date and the remaining 40% of the aggregate principal amount outstanding shall be repayable on the date which is 365 days after the initial term repayment date.

5)       UNITHOLDERS' EQUITY

PRIMEWEST ENERGY TRUST

The authorized capital of the Trust consists of an unlimited number of Trust Units.

Trust Units                                       # OF UNITS            AMOUNT
------------------------------------------------------------      ------------
Balance at December 31, 2001                     125,965,607      $  1,115,253
Issued pursuant to Long-term Incentive Plan          561,219             3,672
Issued pursuant to Dividend Reinvestment Plan      1,447,342             8,492
Issued for payment for management fees               132,400               898
Issued on exchange of exchangeable shares            335,203             2,103
Issue expenses incurred                                   --                22
                                               -------------      ------------
Balance at June 30, 2002                         128,441,771      $  1,130,440
                                               =============      ============

The per unit amount of distributions paid or declared reflects distributions paid for units outstanding on the record dates.


PRIMEWEST EXCHANGEABLE CLASS A SHARES

In connection with the Cypress acquisition, PrimeWest Oil & Gas Corp. (now amalgamated with PrimeWest Energy Inc.) amended its articles to create an unlimited number of exchangeable shares. The exchangeable shares are exchangeable into PrimeWest Trust Units at any time up to March 29, 2010; based on an exchange ratio that adjusts each time PrimeWest makes a distribution to unitholders. The exchange ratio, which was 1:1 on the date the transaction closed, is based on the total monthly distribution, divided by the closing unit price on the distribution payment date. The exchange ratio, effective June 15, 2002, was 1.36684:1.

Exchangeable shares                            # OF SHARES               AMOUNT
-------------------------------------------------------------      -------------
Balance at December 31, 2001                     3,316,742         $     32,338
Exchanged for Trust Units                         (146,733)              (1,430)
Conversion of Exchangeable B shares to
  Exchangeable A shares                            710,795                4,287
                                              ---------------      -------------
Balance at June 30, 2002                         3,880,804         $     35,195
                                              ===============      =============

PRIMEWEST EXCHANGEABLE CLASS B SHARES

In connection with the acquisition of Venator Petroleum Company Limited, PrimeWest Resources Ltd. (now amalgamated with PrimeWest Energy Inc.) amended its articles to create an unlimited number of exchangeable shares. At special meetings held in May and June of 2002, holders of Class B

PRIMEWEST ENERGY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================

Exchangeable Shares and Class A Exchangeable Shares voted to approve a special resolution amending the articles of the Corporation to convert all Class B Exchangeable Shares to Class A Exchangeable Shares. As at June 14, 2002 649,561 Class B Exchangeable Shares were converted to Class A Exchangeable Shares using an exchange ratio of 1.09427:1

Exchangeable shares                             # OF SHARES             AMOUNT
-------------------------------------------------------------     --------------
Balance at December 31, 2001                        751,532       $      4,960
Exchanged for Trust Units                          (101,971)              (673)
Conversion of Exchangeable B shares to
   Exchangeable A shares                           (649,561)            (4,287)
                                               --------------     --------------
Balance at June 30, 2002                                 --       $         --
                                               ==============     ==============
6)       TRUST UNIT INCENTIVE PLAN

Under the terms of the Trust Unit Incentive Plan, a maximum of 2,490,000 Trust Units are reserved for issuance pursuant to the exercise of Unit Appreciation Rights (UARs) granted to employees of the Manager. Payouts under the plan are based on total unitholder return, calculated using both the change in the Trust Unit price as well as cumulative distributions paid. The plan requires that a hurdle return of 5% per annum be achieved before payouts accrue. UARs have a term of up to 6 years and vest equally over a three-year period, except for the independent members of the Board, whose UARs vest immediately. The Board of Directors has the option of settling payouts under the plan in PrimeWest Trust Units or in cash. To date, all payouts under the plan have been in the form of Trust Units.

                              UARS ISSUED            UARS     CURRENT RETURN           TOTAL      TRUST UNIT
AS AT JUNE 30, 2002       AND OUTSTANDING          VESTED            PER UAR          EQUITY        DILUTION
------------------------------------------ ---------------   ----------------  --------------  --------------
1997 grants                       236,786        236,786               $6.30           1,491         210,610
1998 grants                       431,079        431,079                8.98           3,870         535,240
1999 grants                       478,483        354,409                6.15           2,943         309,755
2000 grants                       826,074        390,607                2.71           1,999         146,925
2001 grants                     2,211,504        358,574                0.72             729          16,196
2002 grants                       509,662              -               $1.23             212               -
                        ------------------ ---------------   ----------------  --------------  --------------
                                4,693,588      1,771,455                             $11,244       1,218,726
                        ================== ===============                     ==============  ==============


Cumulative to June 30, 2002, 2,481,436 UARs have been exercised resulting in the issuance of 1,379,666 Trust Units from treasury.

Effective January 1, 2002 the method of accounting for the long-term incentive plan was changed to comply with new CICA accounting standard 3870. The calculation of the long-term incentive liability now includes vested and unvested UARs. Previously, only vested UARs were included. In addition, the long-term incentive liability has been reclassified as equity on the balance sheet as the Trust intends to settle the liability in the form of Trust Units.

PRIMEWEST ENERGY TRUST
TRADING PERFORMANCE

21                                             [GRAPHIC OMITTED -- COMPANY LOGO]
================================================================================

FOR THE QUARTER ENDED                       JUN. 30/02    MAR. 31/02   DEC. 31/01   SEP. 30/01    JUN. 30/01
-------------------------------------------------------- ------------ ------------ ------------  ------------
TRUST UNIT PRICES (DOLLARS PER TRUST UNIT)
   High                                          7.33          7.23         7.51         8.77         10.54
   Low                                           6.45          5.92         5.95         6.42          8.45
   Close                                         7.23          7.20         6.36         6.46          8.85

Volume traded (MILLIONS OF UNITS)               31.13         34.48        37.59        37.10         60.42

Number of Trust Units outstanding
          (MILLIONS OF UNITS)                   128.4         127.4        125.9        115.3         113.6

   Including exchangeable shares
        (ISSUED IN RESPECT OF VENATOR AND
         CYPRESS ACQUISITIONS)                  133.7         132.6        131.1        120.1         119.1

Distribution paid per Trust Unit                $0.30         $0.30        $0.44        $0.61         $0.66
                                           ============= ============ ============ ============  ============










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